EXHIBIT 99.1
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P R E S S   R E L E A S E
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                                                      Contact: Christine Taylor
                                                                 (212)-572-5988

                          M & F WORLDWIDE CORPORATION
             REPORTS INCOME FOR 2006 SECOND QUARTER AND SIX MONTHS
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NEW YORK, NY - AUGUST 4, 2006 - M & F Worldwide Corp. (NYSE: MFW - NEWS), today reported results for the second quarter and six months ended June 30, 2006.

      Net revenues for the second quarter of 2006 were $182.2 million as compared to $25.3 million in the second quarter of 2005. The Company's revenues increased by $156.9 million in the 2006 quarter primarily as a result of the Clarke American acquisition which occurred in December 2005 and accounted for $156.2 million of the increase. Net income was $8.0 million for the second quarter of 2006 as compared to $6.0 million for the second quarter of 2005. The increase of $2.0 million is primarily due to the acquisition of Clarke American, which accounted for $3.9 million of the increase, partially offset by interest expense on Mafco Worldwide's long-term debt incurred in connection with the acquisition of Clarke American. Basic earnings per common share were $0.41 in the second quarter of 2006 and $0.31 in the second quarter of 2005. Diluted earnings per common share were $0.40 in the second quarter of 2006 and $0.30 in the second quarter of 2005.

      Net revenues for the six months ended June 30, 2006 were $369.4 million as compared to $49.4 million in the 2005 six month period. The Company's revenues increased by $320.0 million in the 2006 period as a result of the Clarke American acquisition which accounted for $319.1 million of the increase. Net income was $18.4 million for the six months ended June 30, 2006 as compared to $12.3 million for the 2005 period. The increase of $6.1 million is primarily due to the acquisition of Clarke American, which accounted for $10.3 million of the increase, partially offset by interest expense on Mafco Worldwide's long-term debt incurred in connection with the acquisition of Clarke American. Basic earnings per common share were $0.94 in the six months ended June 30, 2006 and $0.64 in the 2005 period. Diluted earnings per common share were $0.91 in the six months ended June 30, 2006 and $0.62 in the 2005 period.

      LICORICE PRODUCTS SEGMENT

      Net  revenues  from the  Licorice  Products  segment,  operated  by Mafco
Worldwide, increased by $0.7 million, or 2.8% to $26.0 million in the second quarter of 2006 from $25.3 million in the second quarter of 2005. This increase was due to an increase in revenues from the worldwide tobacco industry of $0.5 million, increased revenues from MAGNASWEET and licorice derivatives of $0.1 million and increased revenues from the worldwide confectionary industry of $0.1 million. Revenues from tobacco and confectionary customers increased primarily due to the purchases of premium value products. MAGNASWEET sales increased primarily due to higher shipment volumes. Operating income was $10.2 million in the second quarter of 2006 versus $9.9 million in the second quarter of 2005. The increase in operating income of $0.3 million was due to an increase in revenues, partially offset by increased manufacturing costs primarily due to substantially higher energy costs and increased other manufacturing costs, especially raw materials, in the second quarter of 2006.


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      Net  revenues  from  the  Licorice  Products  segment  increased  by $0.9 million, or 1.8% to $50.3 million in the six months ended June 30, 2006 from $49.4 million in the 2005 period. This increase was due to an increase in revenues from the worldwide tobacco industry of $0.7 million and increased revenues from MAGNASWEET and licorice derivatives of $0.5 million, partially offset by a decline in revenues from the worldwide confectionary industry of $0.3 million. Net revenues from tobacco customers increased primarily due to the purchases of premium value products. MAGNASWEET sales increased primarily due to higher shipment volumes. Revenues from confectionary customers declined primarily due to lower shipment volumes in the six months ended June 30, 2006 versus the 2005 period. Operating income was $19.4 million in both the 2006 and 2005 six month periods as revenue increases were completely offset by a net increase manufacturing and other operating costs.

      FINANCIAL INSTITUTION AND DIRECT TO CONSUMER SEGMENTS

      Revenues and operating income for the Financial Institution segment, operated by Clarke American, in the second quarter of 2006 were $131.9 million and $18.9 million, respectively. Revenues and operating income for the Direct to Consumer segment, also operated by Clarke American, in the second quarter of 2006 were $24.3 million and $2.1 million, respectively.

      Revenues and operating income for the Financial Institution segment for the six months ended June 30, 2006 were $268.5 million and $41.0 million, respectively. Revenues and operating income for the Direct to Consumer segment for the six months ended June 30, 2006 were $50.6 million and $5.1 million, respectively.


ABOUT M & F WORLDWIDE
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      M & F  Worldwide  has two  business  lines,  which are  operated by Mafco
Worldwide and Clarke American.  Mafco Worldwide's business is the production of
licorice  products  for  sale  to  the  tobacco,   food,   pharmaceutical   and
confectionery industries (which is the Company's Licorice Products segment). Clarke American's business is providing checks, check-related products and direct marketing services. Clarke American's business consists of two segments: the Financial Institution segment, which is focused on financial institution clients and their customers, and the Direct to Consumer segment, which is focused on individual customers.

                                      ***



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THIS PRESS RELEASE CONTAINS FORWARD-LOOKING  STATEMENTS,  WITHIN THE MEANING OF
THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH INVOLVE RISKS AND UNCERTAINTIES. M & F WORLDWIDE'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE DISCUSSED IN SUCH FORWARD-LOOKING STATEMENTS. IN ADDITION TO FACTORS DESCRIBED IN M & F WORLDWIDE'S SECURITIES AND EXCHANGE COMMISSION FILINGS AND OTHERS (INCLUDING IN THE RISK FACTORS SET FORTH IN THE ANNUAL REPORT FORM 10-K OF M & F WORLDWIDE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 15, 2006), THE FOLLOWING FACTORS COULD CAUSE M & F WORLDWIDE'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY FORWARD-LOOKING STATEMENTS MADE BY M & F WORLDWIDE: (A) ECONOMIC, CLIMATIC OR POLITICAL CONDITIONS IN COUNTRIES IN WHICH MAFCO WORLDWIDE SOURCES LICORICE ROOT; (B) ECONOMIC, REGULATORY OR POLITICAL CONDITIONS THAT HAVE AN IMPACT ON THE WORLDWIDE TOBACCO INDUSTRY OR ON THE CONSUMPTION OF TOBACCO PRODUCTS IN WHICH LICORICE PRODUCTS ARE USED; (C) THE FAILURE OF THIRD PARTIES TO MAKE FULL AND TIMELY PAYMENT TO M & F WORLDWIDE FOR ENVIRONMENTAL, ASBESTOS, TAX AND OTHER MATTERS FOR WHICH M & F WORLDWIDE IS ENTITLED TO INDEMNIFICATION; (D) THE MATURITY OF THE PRINCIPAL INDUSTRY IN WHICH CLARKE AMERICAN OPERATES AND TRENDS IN THE PAPER CHECK INDUSTRY, INCLUDING A FASTER THAN ANTICIPATED DECLINE IN CHECK USAGE DUE TO
INCREASING  USE  OF  ALTERNATIVE   PAYMENT  METHODS  AND  OTHER  FACTORS;   (E)
CONSOLIDATION AMONG FINANCIAL INSTITUTIONS AND OTHER ADVERSE CHANGES AMONG THE LARGE CLIENTS ON WHICH CLARKE AMERICAN DEPENDS, RESULTING IN DECREASED REVENUES; (F) LOWER THAN EXPECTED CASH FLOW FROM OPERATIONS; (G) SIGNIFICANT INCREASES IN INTEREST RATES; (H) UNFAVORABLE FOREIGN CURRENCY FLUCTUATIONS; AND
(I) THE COMPANY'S SUBSTANTIAL INDEBTEDNESS. M & F WORLDWIDE ASSUMES NO RESPONSIBILITY TO UPDATE THE FORWARD-LOOKING STATEMENTS CONTAINED IN THIS RELEASE.


                            - TABLE TO FOLLOW -





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
                     M & F WORLDWIDE CORP. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                               THREE MONTHS ENDED           SIX MONTHS ENDED
                                                                                    JUNE 30,                    JUNE 30,
                                                                             ----------------------     ------------------------
                                                                               2006           2005        2006            2005
                                                                             ---------      -------     ---------      ---------
Net revenues.........................................................         $182.2         $25.3       $369.4          $49.4
Cost of revenues.....................................................          109.6          12.4        222.2           23.9
                                                                             ---------      -------     ---------      ---------
Gross profit.........................................................           72.6          12.9        147.2           25.5
Selling, general and administrative expenses.........................           42.4           3.9         83.8            7.9
                                                                             ---------      -------     ---------      ---------
Operating income.....................................................           30.2           9.0         63.4           17.6
Interest income......................................................            0.6           0.8          1.1            1.4
Interest expense.....................................................          (16.7)         (0.1)       (33.4)          (0.1)
Other income (expense), net..........................................             --            --           --            0.9
                                                                             ---------      -------     ---------      ---------
Income before income taxes...........................................           14.1           9.7         31.1           19.8
Provision for income taxes...........................................           (6.1)         (3.7)       (12.7)          (7.5)
                                                                             ---------      -------     ---------      ---------
Net income...........................................................           $8.0          $6.0        $18.4          $12.3
                                                                             =========      =======     =========      =========
Earnings per common share:
   Basic.............................................................          $0.41         $0.31        $0.94          $0.64
                                                                             =========      =======     =========      =========
   Diluted...........................................................          $0.40         $0.30        $0.91          $0.62
                                                                             =========      =======     =========      =========



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